Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

Jurisdiction of Organization
Name of Subsidiary	And Type of Entity
AMB Property II, L.P.	Delaware limited partnership
AMB Property II, L.P. is the direct or indirect parent entity of 43 wholly or partially owned subsidiaries operating in the United States and 1 wholly or partially owned subsidiaries operating in jurisdictions outside of the United States. AMB Property II, L.P. and its subsidiaries are in the real estate operations, development and private capital business.